Exhibit 10.32

December 31, 2020

David J. Lee

Via Email

Re:        Employment Terms

Dear David,

AppHarvest, Inc. (the “Company”) is pleased to offer you the position of President, on the following terms.

The effective date of this offer letter agreement (the “Agreement”) shall be contingent upon and concurrent with the Closing Date as defined in that certain Business Combination Agreement and Plan of Reorganization dated September 28, 2020, by and among the Company, Novus Capital Corporation, and ORGA, Inc. (the “Business Combination Agreement”). If the transactions contemplated by the Business Combination Agreement do not close, this Agreement shall have no effect and shall terminate as of the termination of the Business Combination Agreement, and neither you nor the Company shall have obligations hereunder. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

You will report to AppHarvest CEO Jonathan Webb. You shall have responsibility for the following areas of the Company which shall report to you: Finance; Investor relations; Sales; Marketing; Corporate Development; and M&A.  You shall have joint responsibility with the CEO over Legal and Communications, which will continue to report to the CEO.

You will be based in California, and upon being vaccinated for COVID-19, will travel to AppHarvest locations in Kentucky (or elsewhere) on an as-needed basis. Of course, the Company may with your written consent change your position, duties, and work location from time to time in its discretion.

Subject to approval by the Company’s Board of Directors (the “Board”), your initial annual base salary will be $650,000, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Subject to the approval of the Board, your continued employment with the Company through (i) the date of grant and (ii) the effectiveness of a related Form S-8 registration statement, each of which (i) and (ii) will be as soon as practicable, you will be granted a restricted stock unit award with respect to 1,333,000 shares of Company common stock (the “RSU Award”). One-fourth of the RSU Award will vest on the first anniversary of the date of grant, with the remainder vesting in equal quarterly installments over the subsequent three years. The RSU Award will be subject to the terms of the plan and agreement pursuant to which it is granted.

Exhibit 10.32

Subject to the approval (not to be unreasonably withheld) of the Board, you will also be eligible to participate in any STI and LTI plans approved by the Company’s Board. For the FY 2021, your STI target will be 100% of your base salary and will be paid assuming the achievement of certain company operating and ESG milestones, subject to your employment with the Company through the payment date. Your targeted goals will be set by the Board within ninety days of your start date. Under the LTI plan, you will be eligible to receive up to 200% of your base salary with respect to each year of the three-year program, based on the achievement of certain company operating and ESG milestones as communicated to you, which amount will be earned and paid following the end of such three-year period, contingent upon your employment with the Company through such payment date. Provided, however, in the event you are terminated for a reason other than for Cause or you resign for a Good Reason (each as defined below), you will receive a pro-rata amount of the full target bonus for the STI and LTI. In the event there is any conflict between any bonus plan, RSU Agreement and this Agreement, this Agreement shall control.

In the event your employment is terminated for a reason other than for Cause, death or disability or you resign for a Good Reason, then 25% of all unvested RSUs (including any future equity awards you may receive) will accelerate upon your termination. Furthermore, in the event your employment is terminated for a reason other than for Cause, death or disability or you resign for a Good Reason, within three months prior to or twelve months after a Change of Control (as defined in the Company’s 2021 Equity Incentive Plan) of the Company, then 100% of all RSUs (including any future equity grants you may receive) will accelerate upon your termination.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these current benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. The Company currently provides eighteen (18) PTO days each calendar year. PTO will begin accruing on the first day of work and employees may start using PTO days 90 days after they start, absent pre-approval. AppHarvest also currently observes the following paid holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving, Christmas. The Company will reimburse you for reasonable travel expenses to regularly travel to the Company’s headquarters. These expenses will include airfare, hotel, rental car or Uber. In addition, the Company will pay for twenty-four months of housing expenses (including rent in an apartment of your choosing, subject to the Company’s reasonable consent) to the extent you request them to do so. The Company shall open a San Francisco Office for you and your team, once employees begin to return to our offices.

As used in this Agreement, “Cause” means any of (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence with respect to the Company, or (ii) engaged in conduct that, has materially injured or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, following written notice of such failure and, if reasonably curable, a period of thirty (30) days to cure in the Board’s reasonable satisfaction; (c) a material breach of any covenant or condition under your employment agreement or any other agreement between the Company or and Employee or material violation of any written Company policy, which material breach or violation, if deemed curable by the Board in its reasonable discretion, is not cured within ten (10) days of written notice by the Company; (d) repeated refusal to follow or implement a clear and reasonable directive of the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

Exhibit 10.32

As used in this Agreement, “Good Reason” means the occurrence (without your consent) of any of the following events: (i) a material diminution of your duties, authority and responsibilities; (ii) the Company’s material and adverse breach of this Agreement; (iii) a requirement that your principal place of providing services to the Company change by more than fifty (50) miles, other than in a direction that reduces your daily commuting distance; provided, however, and for the avoidance of doubt, that a requirement by the Company that you travel to the Company’s headquarters on a regular basis will not constitute or otherwise be grounds for Good Reason hereunder; or (iv) any material reduction in your base compensation (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base compensation of other executives); provided, however, that no such event will constitute Good Reason unless (i) you provide written notice of such event to the Company within thirty (30) days of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of your written notice, and (iii) you actually terminate employment with the Company within thirty (30) days following the expiration of the Company’s cure period.

If your employment is terminated by the Company without Cause or by you with Good Reason, you will be entitled to your accrued and unpaid compensation. In addition, the Company will: (i) continue to pay you, in accordance with the Company’s regularly established payroll procedures, your Base Salary rate for a period of twelve months and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay, for up to twelve months following your termination date, the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”). In addition to these severance benefits, you will also receive your pro-rata bonus and the acceleration of RSUs as set forth above. Notwithstanding anything to the contrary in this letter, all Severance Benefits, including your right to receive your pro-rata bonus and the acceleration of RSUs as set forth above, will be conditioned upon the Company receiving an unconditional release from you in a form satisfactory to the Company.

Exhibit 10.32

It is intended that all of the severance payments payable satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this letter will be construed in a manner that complies with Section 409A. If not so exempt, this letter will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. Your right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, to the extent that any severance payments are deferred compensation under Section 409A and are not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the release referenced above spans two calendar years, such severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after your separation from service, and (b) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to your a lump sum amount equal to the sum of the severance benefits that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this section and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth above. No interest shall be due on any amounts deferred pursuant to this section.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.”  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Exhibit 10.32

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To aid in the rapid and economical resolution of disputes that may arise between us, you and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this offer letter agreement, your employment with the Company, or the termination of your employment with the Company, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS Employment Dispute Resolution rules. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Exhibit 10.32

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by January 10, 2021, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on February 1, 2021.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Jonathan Webb

Understood and Accepted:

/s/ David Lee
Name: David Lee

1/5/2021
Date